Exhibit 99.1

An Important Notice Concerning Your Ability to
Trade in New York Community Bancorp, Inc. Equity Securities During a Blackout Period for
the New York Community Bancorp, Inc. Employee Savings Plan

To:	Executive Officers and Directors of New York Community Bancorp, Inc.

From:	Ilene A. Angarola, Executive Vice President and Director, Investor Relations

Date:	May 8, 2009

1.	A “blackout period” will be imposed under the New York Community Bancorp, Inc. (“NYCB”) Employee Savings Plan (the “401(k) Plan”). This blackout period, described in more detail below, is necessary in order for participants’ accounts in the 401(k) Plan to be transferred from RSGroup, the service provider and trustee for the 401(k) Plan, to Pentegra Retirement Services, in connection with Pentegra’s acquisition of RSGroup. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, which deals with insider trades during pension fund (including 401(k) plan) blackouts, the executive officers and directors of NYCB will generally be prohibited from engaging in transactions involving NYCB equity securities (including options and other derivatives based on NYCB stock) during this blackout period.

2.	As a result of the recordkeeper change from RSGroup to Pentegra, during the blackout period participants in the 401(k) Plan will be temporarily unable to: (1) make exchanges into or out of the NYCB Stock Fund under the 401(k) Plan; (2) take distributions of money invested in the NYCB Stock Fund; and (3) take loans of money invested in the NYCB Stock Fund.

3.	The blackout period for the 401(k) Plan is expected to begin on June 12, 2009 and end on June 30, 2009, provided, however, that the blackout period may be extended due to events that are beyond the control of NYCB. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by contacting me at (516) 683-4420.

4.	Generally, during the blackout period, you are prohibited from, directly or indirectly, purchasing, selling, or otherwise transferring any equity security of NYCB that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.	The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and the Company, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same means of identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

	■	Exercising stock options granted to you in connection with your service as a director or executive officer;

	■	Selling NYCB stock that you acquired by exercising options;

	■	Selling NYCB stock that you originally received as a restricted stock grant.

7.	There are certain exemptions from the prohibitions, including:

■

Purchases or sales under 10b5−1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

	■	Bona fide gifts, bequests, and transfers pursuant to domestic relations orders.

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex and the penalties that could be imposed upon those who violate them could be severe. Additionally, please remember that NYCB observes regularly scheduled blackout periods that restrict your ability to trade in NYCB common stock. Therefore, please follow our existing procedures and contact me before engaging in any transaction involving NYCB equity securities during a blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during a blackout period.